Mail Stop 3561

      							October 17, 2005

Mr. Jose Gustavo Pozzi
General Manager and Sole Officer
Nortel Inversora S.A.
Alicia Moreau de Justo 50
Piso 11
C1107AAB-Buenos Aires
Argentina

	Re:	Nortel Inversora S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 29, 2005
		File No. 1-14270

Dear Mr. Pozzi:

We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.

								Sincerely,



								Larry Spirgel
								Assistant Director



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Mr. Jose Gustavo Pozzi
General Manager and Sole Officer
September 28, 2005
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE